Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3  of our reports dated February 27, 2007, relating to the consolidated financial statements and financial statement schedule of Hospira, Inc. (the “Company”) (which report expressed an unqualified opinion on the consolidated financial statements and financial statement schedule and included an explanatory paragraph referring to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 1, 2006, and the Company’s adoption of the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R), on December 31, 2006), and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Hospira, Inc. for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 7, 2007